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April 4, 2000



Mr. Dennis Cindrich
2303 Vineyard Place
Boulder, CO  80304


Dear Dennis:

On behalf of Tricord Systems, Inc., I am pleased to extend to you the following offer to join the Tricord Team as Vice President of Sales of the Company. This offer is subject to your acceptance and approval by Tricord's Board of Directors. This offer letter is not an employment contract, and you will be deemed an at-will employee of Tricord.

Set forth below are the terms of your employment:

         1. Your employment will commence on April 17, 2000. During your employment with the Company, you will make yourself available to perform such duties, consistent with your other business and employment activities, as may be agreed to by the Chief Operating Officer of the Company and you.

         2. Your base salary in connection with such employment will be $125,000 per year. Tricord's pay periods are the 15th and the end of the month. You will be eligible for a quarterly variable pay subject to performance objectives to be set by the Chief Operating Officer. In year 2000, your variable pay will be up to 25% of your base salary. In the year 2000, 80% of your variable pay will be guaranteed on a pro rata basis from your date of employment and will be paid on a semi-monthly basis during Tricord's normal pay periods. In subsequent years, your variable pay, to be set no later than January 31st of that year by the Chief Operating Officer, will be primarily revenue based. Variable pay will be paid no later than 30 days after the end of each calendar quarter.

         3. You will receive a $3,365.26 signing bonus to be paid on April 30, 2000.

         4. You will be granted, effective as of the date you commence employment, an incentive stock option (the "Option") to purchase 185,000 shares (the "Option Shares") of the Company's common stock at an exercise price equal to the closing price of the common stock on the date you commence employment, subject to Board approval. You should note, however, that the number of shares subject to the Option that will actually qualify for incentive stock option tax treatment will be limited by the provisions of the Internal Revenue Code. The Option will be granted under the terms of the Company's 1998 Stock Incentive Plan (the "1998 Plan") and the standard form of option agreement thereunder. The Option will become exercisable in 37 installments as follows: (i) 25% of the Option Shares will become exercisable 12 months after the date of grant; and (ii) 75% of the Option Shares will become exercisable in 36 equal monthly installments thereafter (i.e., approximately 2.083% of the Option Shares for each full month of continuous service thereafter).

         5. You agree to execute prior to commencing employment the Company's standard form of nondisclosure/confidentiality agreement and to abide by the terms of such agreement.

         6. Pursuant to authority granted under Section 13.3 of the 1998 Plan and the proviso at the end of Section 13.5 of the 1998 Plan, in the event that your employment with the

              Company is terminated within 24 months following a Change in Control of the Company as a result of death, disability, termination by the Company without "cause" (as defined in the 1998
              Plan) or resignation by you for "good reason" (which is defined as a significant





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              reduction or reassignment of your responsibilities, a reduction in your base salary or requiring you to be based more than 60 miles from where your office is located prior to a Change in Control of the Company), (i) your Option (to the extent held at least six months from the date of grant) will become immediately exercisable in full as of such termination and will remain exercisable for the remainder of its term and (ii) the limitation on such acceleration of exercisability set forth in Section 13.5 of the 1998 Plan will only be applied to the extent that the application of such limitation would result in the receipt by you, on an after-tax basis, of a greater amount than if such limitation had not been applied.

         7. If your employment with the Company is terminated without "cause" (as such term is defined in the 1998 Plan), you will receive a lump sum cash payment equal to six months of your then current base salary.

         8. You represent that neither commencing employment with the Company nor performing your duties on behalf of the Company will conflict with, constitute a breach under, or give any third party rights to Company intellectual property pursuant to, any agreement, contract or other arrangement to which you are subject.

         9. You agree that at no time will you use any trade secrets or other intellectual property of your current employer or any other third party while performing your duties for the Company.

As an employee, you will have the opportunity to participate in the Tricord Employee Benefit Package, subject to the eligibility requirements of the various plans.

Please indicate your acceptance of this offer by signing and returning this letter to me no later than April 7th. Your employment will be effective upon approval by the Board of Directors.

I am confident that you will make a significant contribution to the success and growth of Tricord, and we are looking forward to having you on the Tricord Team.

Very truly yours,

/s/ Joan M. Wrabetz

Joan M. Wrabetz


ACCEPTANCE:

/s/ Dennis Cindrich
--------------------------------
Dennis Cindrich

4/6/00
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Date





DATE OF BOARD APPROVAL:                     , 2000